Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Ring Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	6,000,000	$1.42	$8,520,000	0.0001476	$1,257.56

Total Offering Amounts					$8,520,000		$1,257.56

Total Fee Previously Paid							—

Total Fee Offsets							$0

Net Fee Due							$1,257.56

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”), of Ring Energy, Inc., a Nevada corporation (the “Registrant”), as may be issued by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The price is based on the average of the high and low sale prices for the Common Stock on March 6, 2024, as reported on the NYSE American.